News Release

Contact:           David Amy, EVP & CFO

                                                        Lucy Rutishauser, Treasurer

                                                        (410) 568-1500

Sinclair Appoints Ernst & Young as Independent Auditor

        BALTIMORE, MD (May 17, 2002) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that its Board of Directors, with the concurrence of its Audit Committee, has appointed Ernst & Young, LLP as the Company’s independent auditor, replacing Arthur Andersen, LLP in Baltimore.  Ernst & Young acquired the financial statement assurance and tax portions of Arthur Andersen’s Baltimore office on May 15, 2002.

        “Arthur Andersen has served as the Company’s independent auditor since 1986, and we appreciate the professional level of service they have provided us,” commented David Amy, EVP and Chief Financial Officer of Sinclair.  “We are pleased that Arthur Andersen in Baltimore was purchased by an accounting firm that is committed to providing the same level and quality of service and look forward to working with the accounting team at Ernst & Young.”

        Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, will own and operate, program or provide sales services to 62 television stations in 39 markets, after completion of pending transactions.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and will reach approximately 23.9% of all U.S. television households.  For more information, please visit our website at http://www.sbgi.net.

# # #